NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS THIRD-QUARTER AND NINE-MONTH 2017 RESULTS

AUSTIN, TX, November 9, 2017 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with multi- and single-family residential real estate development, real estate leasing, hotel and entertainment businesses in the Austin, Texas area and other select Texas markets, today reported third-quarter and nine-month 2017 results.
Highlights:

•
Net income attributable to common stockholders totaled $14.3 million, $1.75 per share, for third-quarter 2017, compared with a net loss attributable to common stockholders of $1.7 million, $0.20 per share for third-quarter 2016. The 2017 period includes an after-tax gain on sale of assets of $15.7 million, $1.92 per share, associated with the recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway, which closed in first-quarter 2017.

•	Generated real estate sales revenue of $3.0 million from the sale of three lots in Amarra Drive in Barton Creek and three lots in Meridian in Circle C in third-quarter 2017.

•
Operating income for the Entertainment segment, which includes Austin City Limits Live (ACL Live) and the 3TEN ACL Live venue, increased nearly $0.5 million in third-quarter 2017 compared to third-quarter 2016.

•
Obtained project financing and commenced construction of the retail component of Jones Crossing, a new HEB Grocery Company, L.P. (HEB)-anchored, mixed use development in College Station, Texas, and Santal Phase II, a 212-unit garden style multi-family project in Barton Creek, in September 2017.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “We continue to implement our strategy and our results reflect our efforts. Our successful leasing activity at The Oaks at Lakeway enabled us to recognize a significant portion of the deferred gain from our sale of the retail component of the project earlier this year. We recently commenced construction of both our Jones Crossing HEB-anchored retail project in College Station and a second phase of the Santal multi-family project in Austin. Construction and leasing of our Lantana Place and West Killeen Market HEB-anchored projects continues on schedule. Development plans for our HEB-anchored mixed-use Magnolia project are progressing and we anticipate commencing construction in 2018. In addition, we are exploring several additional retail and multi-family opportunities. We look forward to enhancing the value of these properties and creating value for our shareholders.”

Third-Quarter 2017 Financial Results
Stratus reported net income attributable to common stockholders of $14.3 million, $1.75 per share, for third-quarter 2017, compared with a net loss attributable to common stockholders of $1.7 million, $0.20 per share for third-quarter 2016. The 2017 period includes a gain on the sale of assets of $24.3 million ($15.7 million to net income attributable to common stockholders or $1.92 per share) associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway, which closed in first-quarter 2017.

Stratus' Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $1.4 million in third-quarter 2017 and $5.5 million for the first nine months of 2017, compared with $2.6 million in third-quarter 2016 and $5.5 million for the first nine months of 2016. For a reconciliation of net income (loss) attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule, "Adjusted EBITDA," on page VI.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017		2016	2017		2016
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$3,038		$6,163	$9,244		$9,882
Leasing Operations	2,145		2,770	6,668		7,325
Hotel	7,795		8,328	28,047		29,721
Entertainment	4,655		4,196	16,517		13,326
Eliminations and other	(411)		(277)	(1,161)		(898)
Total Consolidated Revenue	$17,222		$21,180	$59,315		$59,356

Operating income (loss)
Real Estate Operations	$777		$2,032	$1,025		$1,539
Leasing Operations	24,612	[a]	452	23,708	[b]	1,844
Hotel	231		562	4,070		4,829
Entertainment	472		(19)	2,624		1,373
Corporate and other	(2,452)		(2,602)	(8,991)		(10,049)
Total Consolidated Operating Income (Loss)	$23,640		$425	$22,436		$(464)

Net income (loss) attributable to common stockholders	$14,308	[a]	$(1,659)	$10,745	[b]	$(5,825)

Diluted net income (loss) per share	$1.75	[a]	$(0.20)	$1.32	[b]	$(0.72)

Adjusted EBITDA	$1,366		$2,617	$5,473		$5,474

Capital Expenditures	$(9,263)		$(2,385)	$(14,363)		$(24,820)

Diluted weighted-average shares of common stock outstanding	8,172		8,094	8,169		8,086

a.
Includes a gain of $24.3 million ($15.7 million to net income attributable to common stockholders or $1.92 per share) associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway.

b.
Includes gains of $25.4 million ($16.4 million to net loss attributable to common stockholders or $2.01 per share) associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway and the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek, partly offset by a charge of $2.5 million ($1.6 million to net income attributable to common stockholders or $0.20 per share) for profit participation costs associated with Stratus' sale of The Oaks at Lakeway.

The decrease in revenue and operating income from the Real Estate Operations segment in third-quarter 2017 was primarily driven by fewer developed property sales.

The decrease in revenue from the Leasing Operations segment in third-quarter 2017 primarily reflects the sale of The Oaks at Lakeway, partially offset by an increase in revenue from Santal Phase I. The increase in operating income in the 2017 period primarily reflects recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway. Stratus recognized $24.3 million of the deferred gain on the sale of The Oaks at Lakeway after the hotel tenant began making rent payments under its lease for the hotel pad site on the property, obtained construction financing and began construction of the hotel, at which point Stratus' estimated maximum exposure to loss declined to a level below the deferred gain balance.

Revenue and operating income from the Hotel segment for third-quarter 2017 reflects lower revenue per available room (RevPar) of $199, compared with $227 for third-quarter 2016, as a result of one-time costs and cancellations associated with hurricanes Harvey and Irma, as well as increased competition from newly completed hotels in the downtown Austin area.

The increase in revenue and operating income from the Entertainment segment in third-quarter 2017 reflects higher ticket sales and an increase in the number of events hosted at ACL Live, partially offset by a decrease in revenue associated with private events.

The decrease in Corporate and other charges in third-quarter 2017 primarily reflects non-recurring legal and consulting fees in 2016 associated with Stratus' successful proxy contest.

Debt and Liquidity
At September 30, 2017, Stratus had consolidated debt of $227.9 million, compared to $291.1 million at December 31, 2016. Stratus' debt as a percentage of total asset value was 38 percent at September 30, 2017; for additional information, see "Cautionary Statement," and supplemental page VI.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $25.6 million for the first nine months of 2017, primarily for the development of Barton Creek properties and the Lantana Place, West Killeen Market, and Jones Crossing projects, compared with $35.7 million for the first nine months of 2016, primarily for the development of Barton Creek properties, Santal Phase I and The Oaks at Lakeway. As of September 30, 2017, Stratus had $6.9 million available under its $45.0 million revolving loan under its Comerica Bank credit facility, and $16.2 million of cash and cash equivalents.

In November 2017, Stratus obtained a one-year extension of its credit facility with Comerica Bank through November 30, 2018, and continues to negotiate a modification and a longer-term extension of the credit facility.

In September 2017, College Station 1892 Properties, L.L.C., a wholly owned subsidiary of Stratus, entered into a $36.8 million construction loan with Southside Bank to finance construction of the retail component of Stratus' Jones Crossing project, a new HEB-anchored, mixed use development in College Station, Texas. Stratus began construction of the Jones Crossing project in September 2017, and the HEB grocery store is expected to open in mid-2018.

Also in September 2017, Santal I, L.L.C., a wholly owned subsidiary of Stratus, entered into an amended and restated construction loan agreement with Comerica Bank. The amended agreement increases the original commitment of $34.1 million to $59.2 million, which includes $32.8 million for Santal Phase I and an additional $26.4 million for the construction of Santal Phase II. Santal Phase II is a 212-unit garden style, multi-family development located adjacent to Santal Phase I. Stratus began construction of Santal Phase II in September 2017.
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Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.

Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited third-quarter 2017 financial results today, November 9, 2017, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 317-6789 for domestic access and (412) 317-6789 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and by dialing (412) 317-0088 internationally. Please use replay ID: 10113282. The replay will be available on Stratus' website at stratusproperties.com until November 14, 2017.
____________________________

CAUTIONARY STATEMENT AND REGULATION G DISCLOSURE. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding the implementation and potential results of Stratus' active development plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, possible joint venture or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, and other plans and objectives of management for future operations and activities and future dividend payments. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical fact are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its Board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of Stratus' assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

This press release also includes measures of Adjusted EBITDA and debt to total asset value, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. Debt to total asset value is a measure used by management to assess Stratus' borrowing capacity. Adjusted EBITDA and debt to total asset value are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate these measures differently. As required by SEC Regulation G, reconciliations of Stratus' net loss attributable to common stockholders to Adjusted EBITDA, Stratus' GAAP debt used in the calculation of debt to total asset value, and total asset value, are included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Real estate operations	$2,923	$6,155	$9,108	$9,858
Leasing operations	1,923	2,567	6,015	6,761
Hotel	7,738	8,268	27,817	29,501
Entertainment	4,638	4,190	16,375	13,236
Total revenues	17,222	21,180	59,315	59,356
Cost of sales:
Real estate operations	2,204	4,075	8,048	8,173
Leasing operations	1,091	1,390	3,749	3,295
Hotel	6,676	6,891	21,277	22,248
Entertainment	3,666	3,713	12,298	10,532
Depreciation	2,031	2,189	5,928	5,854
Total cost of sales	15,668	18,258	51,300	50,102
General and administrative expenses	2,220	2,497	8,462	9,718
Profit participation in sale of The Oaks at Lakeway	—	—	2,538	—
Gain on sales of assets	(24,306)	—	(25,421)	—
Total	(6,418)	20,755	36,879	59,820
Operating income (loss)	23,640	425	22,436	(464)
Interest expense, net	(1,577)	(2,579)	(5,060)	(6,894)
Gain (loss) on interest rate derivative instruments	54	174	136	(301)
Loss on early extinguishment of debt	—	—	(532)	(837)
Other income, net	6	6	24	14
Income (loss) before income taxes and equity in unconsolidated affiliates' (loss) income	22,123	(1,974)	17,004	(8,482)
Equity in unconsolidated affiliates' (loss) income	(5)	(3)	(24)	70
(Provision for) benefit from income taxes	(7,810)	318	(6,227)	2,587
Net income (loss) and total comprehensive income (loss)	14,308	(1,659)	10,753	(5,825)
Total comprehensive income attributable to noncontrolling interests in subsidiaries	—	—	(8)	—
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$14,308	$(1,659)	$10,745	$(5,825)

Basic net income (loss) per share attributable to common stockholders	$1.76	$(0.20)	$1.32	$(0.72)
Diluted net income (loss) per share attributable to common stockholders	$1.75	$(0.20)	$1.32	$(0.72)

Weighted average common shares outstanding:
Basic	8,128	8,094	8,119	8,086
Diluted	8,172	8,094	8,169	8,086

Dividends declared per share of common stock	$—	$—	$1.00	$—

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$16,152	$13,597
Restricted cash	23,751	11,892
Real estate held for sale	18,212	21,236
Real estate under development	113,408	111,373
Land available for development	14,791	19,153
Real estate held for investment, net	189,365	239,719
Deferred tax assets	18,630	17,223
Other assets	16,155	17,982
Total assets	$410,464	$452,175

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$15,422	$6,734
Accrued liabilities, including taxes	10,898	13,240
Debt	227,856	291,102
Deferred gain	11,863	—
Other liabilities	10,377	10,073
Total liabilities	276,416	321,149

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93	92
Capital in excess of par value of common stock	185,184	192,762
Accumulated deficit	(30,255)	(41,143)
Common stock held in treasury	(21,057)	(20,760)
Total stockholders' equity	133,965	130,951
Noncontrolling interests in subsidiaries	83	75
Total equity	134,048	131,026
Total liabilities and equity	$410,464	$452,175

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flow from operating activities:
Net income (loss)	$10,753	$(5,825)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	5,923	5,854
Cost of real estate sold	5,086	4,546
Gain on sales of assets	(25,421)	—
(Gain) loss on interest rate derivative contracts	(136)	301
Loss on early extinguishment of debt	532	837
Debt issuance cost amortization and stock-based compensation	1,227	1,233
Equity in unconsolidated affiliates' loss (income)	24	(70)
Deposits	(145)	1,054
Deferred income taxes	(1,264)	(12,827)
Purchases and development of real estate properties	(11,196)	(10,919)
Municipal utility district reimbursement	2,172	12,302
Increase in other assets	(392)	(2,675)
(Decrease) increase in accounts payable, accrued liabilities and other	(320)	7,071
Net cash (used in) provided by operating activities	(13,157)	882

Cash flow from investing activities:
Capital expenditures	(14,363)	(24,820)
Proceeds from sales of assets	117,261	—
Payments on master lease obligations	(1,653)	—
Site development escrow deposit and other, net	(11,676)	(19)
Net cash provided by (used in) investing activities	89,569	(24,839)

Cash flow from financing activities:
Borrowings from credit facility	45,200	24,000
Payments on credit facility	(53,651)	(19,120)
Borrowings from project loans	8,725	174,342
Payments on project and term loans	(64,228)	(154,584)
Cash dividend paid	(8,133)	—
Stock-based awards net payments	(234)	(146)
Financing costs	(1,536)	(1,331)
Net cash (used in) provided by financing activities	(73,857)	23,161
Net increase (decrease) in cash and cash equivalents	2,555	(796)
Cash and cash equivalents at beginning of year	13,597	17,036
Cash and cash equivalents at end of period	$16,152	$16,240

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, including Santal Phase II, the Circle C community, Lantana Place and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas located in the greater Austin area (Lakeway); in College Station, Texas (Jones Crossing); and in Magnolia, Texas, located in the greater Houston area (Magnolia).

The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, a retail building in Barton Creek Village, Santal Phase I and the West Killeen Market in Killeen, Texas.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC (see Note 2 in the Stratus 2016 Form 10-K for further discussion).

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations		Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended September 30, 2017:
Revenues:
Unaffiliated customers	$2,923	$1,923		$7,738	$4,638	$—	$17,222
Intersegment	115	222		57	17	(411)	—
Cost of sales, excluding depreciation	2,204	1,100		6,678	3,799	(144)	13,637
Depreciation	57	739		886	384	(35)	2,031
General and administrative expenses	—	—		—	—	2,220	2,220
Gain on sales of assets	—	(24,306)	[c]	—	—	—	(24,306)
Operating income (loss)	$777	$24,612		$231	$472	$(2,452)	$23,640
Capital expenditures[d]	$3,222	$9,066		$15	$182	$—	$12,485
Total assets at September 30, 2017	183,643	71,041		103,560	36,888	15,332	410,464

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (Continued)

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended September 30, 2016:
Revenues:
Unaffiliated customers	$6,155	$2,567	$8,268	$4,190	$—	$21,180
Intersegment	8	203	60	6	(277)	—
Cost of sales, excluding depreciation	4,076	1,398	6,893	3,837	(135)	16,069
Depreciation	55	920	873	378	(37)	2,189
General and administrative expenses	—	—	—	—	2,497	2,497
Operating income (loss)	$2,032	$452	$562	$(19)	$(2,602)	$425
Capital expenditures[d]	$3,290	$2,385	$16	$(16)	$—	$5,675
Total assets at September 30, 2016	171,465	119,968	104,674	38,240	23,502	457,849

Nine Months Ended September 30, 2017:
Revenues:
Unaffiliated customers	$9,108	$6,015		$27,817	$16,375	$—	$59,315
Intersegment	136	653		230	142	(1,161)	—
Cost of sales, excluding depreciation	8,048	3,773		21,323	12,756	(528)	45,372
Depreciation	171	2,070		2,654	1,137	(104)	5,928
General and administrative expenses	—	—		—	—	8,462	8,462
Profit participation	—	2,538		—	—	—	2,538
Gain on sales of assets	—	(25,421)	[c]	—	—	—	(25,421)
Operating income (loss)	$1,025	$23,708		$4,070	$2,624	$(8,991)	$22,436
Capital expenditures[d]	$11,196	$13,845		$273	$245	$—	$25,559

Nine Months Ended September 30, 2016:
Revenues:
Unaffiliated customers	$9,858	$6,761	$29,501	$13,236	$—	$59,356
Intersegment	24	564	220	90	(898)	—
Cost of sales, excluding depreciation	8,174	3,319	22,322	10,869	(436)	44,248
Depreciation	169	2,162	2,570	1,084	(131)	5,854
General and administrative expenses	—	—	—	—	9,718	9,718
Operating income (loss)	$1,539	$1,844	$4,829	$1,373	$(10,049)	$(464)
Capital expenditures[d]	$10,919	$24,280	$277	$263	$—	$35,739

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Includes $24.3 million associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway.

d.	Also includes purchases and development of residential real estate held for sale.

V

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net income (loss) attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$14,308	$(1,659)	$10,745	$(5,825)
Depreciation	2,031	2,189	5,928	5,854
Interest expense, net	1,577	2,579	5,060	6,894
Provision for (benefit from) income taxes	7,810	(318)	6,227	(2,587)
Profit participation in sale of The Oaks at Lakeway	—	—	2,538	—
Gain on sales of assets	(24,306)	—	(25,421)	—
(Gain) loss on interest rate derivative instruments	(54)	(174)	(136)	301
Loss on early extinguishment of debt	—	—	532	837
Adjusted EBITDA	$1,366	$2,617	$5,473	$5,474

DEBT TO TOTAL ASSET VALUE

Debt to total asset value is calculated by dividing the principal amount of Stratus' debt by the estimated market value of Stratus' assets ("gross value"). The gross value of assets is the same gross value shown in the NAV schedule on Stratus' website, stratusproperties.com, adjusted for certain changes that occurred during the first nine months of 2017. Debt to total asset value is a financial measure that is used by management to assess the borrowing capacity of the company. Management uses this measure in making financial, operating and planning decisions and in evaluating Stratus' performance. This measure should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. Stratus' definition and calculation of this measure may differ from similarly titled measures used by others or similar metrics used by Stratus for debt covenant compliance. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' total asset value as of December 31, 2016, to its total asset value as of September 30, 2017, and Stratus' GAAP debt as of September 30, 2017, to debt used in the calculation of debt to total asset value (in millions, except percentage).

Total asset value as of December 31, 2016	$703.4	[a]
Less: Gross value of assets sold during the first nine months of 2017	(121.5)
Plus: Additions to West Killeen Market through borrowings	4.2
Plus: Change in other assets during the first nine months of 2017	13.8
Total asset value as of September 30, 2017	$599.9	[a]

Debt as of September 30, 2017	$227.9
Plus: Deferred financing costs presented with debt	1.5
Principal amount of debt as of September 30, 2017	$229.4

Debt to Total Asset Value as of September 30, 2017	38%

a.
Total asset value at December 31, 2016, is equivalent to the gross value in the after-tax NAV calculation in the Investor Presentation dated May 10, 2017, on Stratus' website, stratusproperties.com. Total asset value or gross value in the after-tax NAV calculation represents the estimated market value of Stratus' assets, which differs from the net carrying value of Stratus' consolidated total assets under GAAP of $452.2 million at December 31, 2016, and $410.5 million at September 30, 2017.

VI